Exhibit 99.3

SEAWORLD ENTERTAINMENT, INC.

STOCKHOLDERS AGREEMENT

Dated as of March 24, 2017

TABLE OF CONTENTS

Page

ARTICLE I INTRODUCTORY MATTERS		1

1.1	Defined Terms	1
1.2	Construction	9

ARTICLE II CORPORATE GOVERNANCE MATTERS		9

2.1	Composition of the Board	9
2.2	Size of the Board	11
2.3	Committees	11
2.4	Qualification of ZHG Designees	11
2.5	Participation of ZHG Designees in Certain Matters; Acquisition Proposals	13
2.6	Resignations	14
2.7	Other ZHG Investments	14

ARTICLE III VOTING MATTERS		15

3.1	Voting in Elections	15
3.2	Voting with respect to Certain Acquisitions	15
3.3	Voting with respect to Other Matters	16
3.4	Quorum	16

ARTICLE IV ADDITIONAL COVENANTS		16

4.1	Transfer Restrictions	16
4.2	Right of First Refusal	19
4.3	Standstill	20
4.4	Information and Access Rights	23
4.5	Cooperation	23
4.6	Tender of Shares in Certain Acquisitions	24
4.7	Public Announcements	24
4.8	Corporate Opportunities	24
4.9	Translator	24

ARTICLE V REPRESENTATIONS AND WARRANTIES		25

5.1	Representations and Warranties of the Company	25
5.2	Representations and Warranties of ZHG	25
5.3	No Other Representations or Warranties	26

ARTICLE VI GENERAL PROVISIONS		26

6.1	Termination	26
6.2	Notices	26

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6.3	Amendment; Waiver	27
6.4	Further Assurances	28
6.5	Assignment	28
6.6	Third Parties	28
6.7	Governing Law	28
6.8	Jurisdiction; Waiver of Jury Trial	28
6.9	Specific Performance	28
6.10	Entire Agreement	29
6.11	Severability	29
6.12	Table of Contents, Headings and Captions	29
6.13	Counterparts	29
6.14	Effectiveness of this Agreement	30

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of March 24, 2017, by and among SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”), Sun Wise (UK) Co., Ltd, a private limited company incorporated under the laws of England and Wales (“ZHG”), and, solely for purposes of Section 4.3, Zhonghong Zhuoye Group Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“ZHG Group”).

BACKGROUND:

WHEREAS, ZHG and Blackstone (as defined below), as of the date hereof, have entered into the Stock Purchase Agreement (as defined below), pursuant to which, among other things, ZHG has agreed to purchase from Blackstone, and Blackstone has agreed to sell to ZHG, shares of Common Stock (as defined below), subject to the terms and conditions set forth in the Stock Purchase Agreement;

WHEREAS, the Company is entering into this Agreement as a condition to ZHG’s willingness to enter into the Stock Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and ZHG are entering into a Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), providing for certain registration rights which the Company is granting to ZHG;

WHEREAS, concurrently with the execution of this Agreement, Sea Holdings I, LLC and Zhonghong Holding Co., Ltd. (“ZHG Holding”), are entering into a Park Exclusivity and Concept Design Agreement, and Sea Holdings I, LLC and ZHG Holding are entering into a Center Concept & Preliminary Design Support Agreement, each dated as of the date hereof;

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, the Company and ZHG wish to set forth certain understandings between such parties, including with respect to certain governance matters; and

WHEREAS, the Company and ZHG wish the rights and obligations set forth herein to become automatically effective simultaneously with the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“5% Stockholder” means, in connection with a proposed Transfer of Equity Securities of the Company, any Person or Group that has filed or is required to file a statement of beneficial ownership report on Schedule 13D or Schedule 13G with the SEC which reports such Person’s or Group’s beneficial ownership of five percent (5%) or more of the total outstanding Common Stock at the time of such proposed Transfer.

“Acquisition” means any transaction or series of related transactions involving: (i) (a) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or (b) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or (c) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); provided, that, in the case of each of clauses (a), (b) and (c), in the case such acquisition or other transaction involves only a Subsidiary or Subsidiaries of the Company, only if such acquisition or other transaction would be material to the Company and its Subsidiaries on a consolidated basis; or (ii) any sale or lease or exchange, transfer, license or disposition of a business or assets that constitute more than fifty percent (50%) of the consolidated assets, business, revenues, net income, or assets of the Company and its Subsidiaries on a consolidated basis.

“Acquisition Notice” has the meaning set forth in Section 2.5(a).

“Acquisition Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition.

“Adjusted Ownership Percentage” has the meaning set forth in Section 4.3(c).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Affiliated ZHG Designee” means any Qualified ZHG Designee that is not an Independent ZHG Designee.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “Beneficial Ownership” of a Person shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of any vesting period of any such security.

“Blackstone” means, collectively, SW Delaware L.P., SW Delaware A L.P., SW Delaware B L.P., SW Delaware C L.P., SW Delaware D L.P., SW Delaware E L.P., SW Delaware F L.P., SW Delaware Co-Invest L.P. and SW Delaware (GSO) L.P.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York, New York, Hong Kong or Beijing, PRC are authorized or required by Law to close.

“Buy-Back Period” means the period commencing on the closing date of the applicable issuance of Equity Securities of the Company or Stock Acquisition, as the case may be, and ending on the nine (9) month anniversary of such closing date; provided, that, if the Company has imposed any “blackout” period or periods that restrict the ZHG Entities’ ability to purchase shares of Common Stock during such nine (9) month period, such nine (9) month period shall be extended by the number of days of such “blackout” period or periods.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 4.4.

“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Controlled Affiliate” means, with respect to ZHG, any Affiliate of ZHG that is controlled by ZHG, including any direct or indirect Subsidiary of ZHG.

“Designee Qualifications” has the meaning set forth in Section 2.4(a)(vi).

“Director” means any director of the Company.

“Director Confidentiality Agreement” means a Confidentiality Agreement, substantially in the form attached as Exhibit A to this Agreement (as it may be modified from time to time by the Nominating and Corporate Governance Committee), which the Company will require each Director that is not an employee of the Company to execute as a condition to such Director’s election or nomination for election and any subsequent nomination for election as a Director.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other Voting Securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or Voting Securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange” shall mean the New York Stock Exchange LLC or any other exchange on which the Common Stock is listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation, government, or supra-national body of competent jurisdiction, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and, other than with respect to Section 2.4(a)(iii) or Section 4.1(b)(vi), any arbitrator or arbitral body or panel of competent jurisdiction or other entity with quasi-governmental authority.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Independent ZHG Designee” means a Qualified ZHG Designee that (A) at no time during the three (3) year period prior to his or her election or appointment to the Board, nor during his or her service as a Director, has been or is an employee, director, officer of, or consultant or other service provider to, any of the ZHG Entities, or has received or is receiving compensation from any of the ZHG Entities, and (B) qualifies as an “independent” director under the rules of the Exchange and any guidelines adopted by the Board or the Nominating and Corporate Governance Committee that are applicable to all Directors, as determined in good faith by the Nominating and Corporate Governance Committee.

“Initial ZHG Designees” has the meaning set forth in Section 2.1(d).

“Issuance Notice” has the meaning set forth in Section 4.2(a).

“Law” means any statute, law (including common law), regulation, ordinance, rule, injunction, order, decree, award, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Market Price” means, as of any date, the last reported trading price of the Common Stock as of the end of regular trading hours on the Exchange on such date or, if the Common Stock is not listed on an Exchange, the fair market value per share of the Common Stock as determined in good faith by the Board as of such date.

“Material Terms” has the meaning set forth in Section 2.1(a).

“Maximum Ownership Percentage” has the meaning set forth in Section 4.3.

“New Issuance” has the meaning set forth in Section 4.2(a).

“New Issuance Closing” has the meaning set forth in Section 4.2(c).

“New Securities” means (A) any shares of Common Stock or (B) any preferred or debt securities that are convertible into or exchangeable for shares of Common Stock, other than, in each case, any shares of Common Stock or such other securities that are: (i) issued to employees, officers or directors of, or consultants to, the Company or any of its Affiliates pursuant to any plan, agreement or arrangement approved by the Board (or a committee thereof); (ii) issued as consideration for the acquisition by the Company (or any of its Affiliates) of any business, assets or property of any third party, by merger, sale of assets, sale of stock or otherwise; (iii) issued upon conversion or exercise of convertible securities, options, warrants or other similar securities; (iv) distributed or set aside ratably to all holders of Common Stock on a per share equivalent basis; or (v) issued in connection with any debt financing from a financial institution or other equipment or real property loan or leasing arrangement.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“Non-Votes” has the meaning set forth in Section 3.2.

“Other Specified Matter” means (a) any amendment to the Company’s certificate of incorporation or by-laws that adversely affects ZHG or any other ZHG Party disproportionately as compared to other stockholders of the Company, or (b) any issuance of Common Stock representing twenty percent (20%) or more of the Company’s total outstanding shares of Common Stock (other than as non-cash consideration in an acquisition of the business, assets or property of a third party or parties) at a price per share below the Market Price on the last Business Day prior to the date on which the Company entered into the definitive agreement pursuant to which such Common Stock will be issued.

“Permitted Transfer” has the meaning set forth in Section 4.1(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Per Security Offering Price” has the meaning set forth in Section 4.2(a).

“PRC” means the People’s Republic of China.

“Private Placement” has the meaning set forth in Section 4.2(a).

“Qualified ZHG Designee” means any ZHG Designee that meets the Designee Qualifications.

“Reduction Percentage” has the meaning set forth in Section 4.3(c).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Related Acquisition Proposal” has the meaning set forth in Section 2.5(b).

“Restricted Entity” means a Person principally engaged in the business of owning, operating, managing, franchising or branding theme parks and other entertainment destinations, that, in each case, competes with the Company and is listed on Exhibit B attached hereto, as such list may be amended by the Company acting reasonably and in good faith from time to time, but not more than once every twelve (12) months, by delivery of written notice to ZHG no less than forty-five (45) days prior to such amendment.

“Restricted Period” means the period commencing on Closing Date and ending on the second (2nd) anniversary of the Closing Date.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Specified Acquisition” means an Acquisition pursuant to a definitive agreement entered into, within the two (2) year period following the Closing Date in which the value of the consideration to be received per share of Common Stock is equal to or less than $23.00 per share. For all purposes of this definition, the per share value of any stock to be received as consideration shall be deemed to be equal to the final trading price of such stock on the last trading day prior to the execution of the definitive agreement providing for the Acquisition.

“Standstill Commitment Period” means, in the event a ZHG Standstill Commitment is delivered to the Company pursuant to Section 2.5 following the Company’s delivery of an Acquisition Notice to ZHG, the period commencing upon the delivery of such Acquisition Notice to ZHG and ending upon the first to occur of (i) the twelve (12) month anniversary of the termination of discussions regarding the Acquisition Proposal described in such Acquisition Notice and any Related Acquisition Proposal, and (ii) the public announcement of a definitive agreement with respect to an Acquisition entered into between the Company and any Person other than a ZHG Entity.

“Stock Acquisition” means any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) by the Company of any entity or assets pursuant to which the Company issues shares of Common Stock or securities that are convertible into or exchangeable for shares of Common Stock as consideration.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, between ZHG and Blackstone.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the total voting power of stock (or equivalent ownership interest) of such limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to own, control or have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or member, or general partner, of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of authorized Directors comprising the entire Board.

“Total Share Ownership” means, as of any applicable date hereunder, and with respect to any Person, the total number of shares of Common Stock both (i) Beneficially Owned by such Person and (ii) in which such Person has the pecuniary interest. For the avoidance of doubt, a Person shall not be deemed to have ownership of a share of Common Stock, for purposes of calculating Total Share Ownership, if such Person has Beneficial Ownership of such share of Common Stock but does not also have the pecuniary interest in such share or, conversely, if such Person has the pecuniary interest in such share of Common Stock but does not also have Beneficial Ownership of such share.

“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (i) to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Security, (ii) to engage in any hedging, swap, forward contract or other similar transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, or (iii) to enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, such Equity Security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Voting Percentage Limit” means the number of Voting Securities Beneficially Owned by ZHG Entities equal to (i) fifteen percent (15%) of the Voting Securities entitled to vote at the applicable meeting of stockholders of the Company as disclosed in the proxy or information statement for such meeting; or (ii) in a tender offer or exchange offer, fifteen percent (15%) of the shares of Common Stock outstanding immediately prior to the expiration of the offer.

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of Directors.

“ZHG” has the meaning set forth in the Preamble.

“ZHG Acquisition” means any Acquisition in which a ZHG Entity is the acquiror.

“ZHG Designee” has the meaning set forth in Section 2.1(b).

“ZHG Designator” means, as of any applicable time hereunder, the individual ZHG Entity whose Total Share Ownership, in the aggregate, is greater than any other individual ZHG Entity as of such time.

“ZHG Entities” means ZHG Group, ZHG Holding, ZHG and each of their respective Controlled Affiliates.

“ZHG Group” has the meaning set forth in the Preamble.

“ZHG Holding” has the meaning set forth in the Preamble.

“ZHG Permitted Transferee” has the meaning set forth in Section 4.1(b)(iii).

“ZHG Parties” means (i) ZHG and (ii) any ZHG Permitted Transferee that becomes a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit C to this Agreement.

“ZHG Standstill Commitment” means a written commitment to the Company by ZHG Group and ZHG, on behalf of themselves and all other ZHG Entities, not to, directly or indirectly, (i) make any Acquisition Proposal within the Standstill Commitment Period, or (ii) request any waiver of the restriction set forth in clause (i) of this definition prior to the date that is six (6) months after the termination of discussions regarding the Acquisition Proposal described in the Acquisition Notice in respect of which ZHG is providing such ZHG Standstill Commitment and any Related Acquisition Proposal.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) the word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified, (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (f) references to “day” means a calendar day unless otherwise indicated as a “Business Day”, and (g) references to “$” means U.S. dollars, the lawful currency of the United States of America. Section references are to this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Composition of the Board.

(a) From and after the Closing, subject to the terms and conditions of this Article II, the ZHG Designator shall have the right (but not the obligation) to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, two (2) individuals that meet the Designee Qualifications to serve as Directors. Notwithstanding the foregoing provisions of this Section 2.1(a), but subject to the proviso set forth in Section 2.6, (i) the number of individuals that the ZHG Designator shall be entitled to designate to serve as Directors pursuant to this Section 2.1(a) shall be reduced to one (1) Director if, at any time, the aggregate Total Share Ownership of the ZHG Entities is less than twenty percent (20%) of the total number of shares of Common Stock outstanding, and (ii) the ZHG Designator shall not be entitled to designate any individuals to serve as Directors pursuant to this Section 2.1(a) if, at any time, (A) the aggregate Total Share Ownership of the ZHG Entities is less than ten percent (10%) of the total number of shares of Common Stock outstanding or (B) any ZHG Entity breaches Article III, Section 4.1, Section 4.3 or Section 4.6 of this Agreement (the “Material Terms”) in any material respect and such breach continues after written notice from the Company and a thirty (30) day opportunity to cure. From and after the date on which either of the Initial ZHG Designees ceases to serve as a Director, not more than one ZHG Designee at any time may be an Affiliated ZHG Designee, and any other ZHG Designee shall be an Independent ZHG Designee, unless otherwise determined by the Board (excluding any ZHG Designee).

(b) If at any time the ZHG Designator has designated fewer than the total number of individuals that the ZHG Designator is then entitled to designate pursuant to Section 2.1(a), the ZHG Designator shall have the right (but not the obligation) to designate such number of additional individuals who meet the Designee Qualifications that the ZHG Designator is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy or newly created directorships on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the ZHG Designator shall actually designate pursuant to this Section 2.1 and who qualifies to serve and is thereafter elected as a Director shall be referred to herein as a “ZHG Designee”.

(c) In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any ZHG Designee, any individual nominated or appointed by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new designee of the ZHG Designator who meets the Designee Qualifications, and the Company and the Board shall take, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same as soon as possible following such designation.

(d) The Company and the Board shall take, to the fullest extent permitted by Law, all actions necessary, including increasing the Total Number of Directors, to cause Yoshikazu Maruyama and Yongli Wang (together, the “Initial ZHG Designees”) to be appointed to the Board immediately after the Closing, with (x) Mr. Maruyama appointed to the class of Directors up for election at the Company’s annual meeting of stockholders for 2019 and (y) Mr. Wang appointed to replace Peter Wallace, who is expected to resign in connection with the Closing, and to the class of Directors up for election at the Company’s annual meeting of stockholders for 2019; provided, however, that if the Closing occurs after mailing of the Company’s proxy statement relating to its annual meeting of stockholders for 2017, (i) such appointments shall occur immediately after such annual meeting, and (ii) Mr. Maruyama shall be appointed to the class of Directors up for election at the Company’s annual meeting of stockholders for 2018.

(e) For any designation pursuant to this Section 2.1 that occurs after the Closing, after the Company’s annual meeting of stockholders for 2017, and after the appointments contemplated in Section 2.1(d), in connection with an election of Directors by the stockholders of the Company, the ZHG Designator shall identify its designees by written notice to the Company no less than ninety (90) days prior to the date of the meeting of stockholders of the Company called for the purpose of electing Directors. So long as an individual designated by the ZHG Designator pursuant to this Section 2.1 meets the Designee Qualifications, the Company shall, to the fullest extent permitted by Law, include such individual in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors, and use its reasonable best efforts to cause the election of such individual to the Board, including nominating such individual to be elected as a Director as provided herein, recommending such individual’s election, soliciting proxies or consents in favor thereof, and, if necessary, increasing the Total Number of Directors.

(f) The Company shall at all times provide each ZHG Designee (in his or her capacity as a member of the Board) with the same rights to indemnification, advancement of expenses and exculpation that it provides to other Directors.

2.2 Size of the Board. Without prejudice to the ZHG Designator’s rights pursuant to Section 2.1, the consent of the ZHG Designator shall not be required to increase or decrease the Total Number of Directors.

2.3 Committees.

(a) Each Independent ZHG Designee serving as a Director on the Board shall be entitled to serve on at least one (1) committee of the Board (to the extent that an Independent ZHG Designee elects to serve on such committee and subject to such Independent ZHG Designee meeting the applicable eligibility requirements for membership on such committee mandated by applicable Law, the rules of the Exchange or the charter of such committee), as a full member with the same voting and other privileges as other members of such committee. The committee(s) on which any Independent ZHG Designee serves shall be determined by the Nominating and Corporate Governance Committee.

(b) Until no ZHG Designee serves as a Director on the Board (and the ZHG Designator either no longer has any rights under this Article II to designate any ZHG Designee to serve on the Board or irrevocably waives any such rights), the Company shall not amend the certificate of incorporation, bylaws or any other organizational documents of the Company, or the charter or other governing documents of any committee of the Board, in any manner that adversely and disparately affects the right of any Independent ZHG Designee to be a member of any such committee (except as otherwise required by Law or the rules of the Exchange).

(c) Each ZHG Designee may attend, upon the request of such ZHG Designee and on a non-voting basis, any meetings of the Regulatory & Governmental Affairs Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or other standing committee of the Board that may be established, except when such attendance would present an actual or potential conflict of interest for such ZHG Designee in the good faith opinion of the applicable committee.

2.4 Qualification of ZHG Designees.

(a) Each ZHG Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director:

(i) meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii) not be involved in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K, in each case, during the applicable time period set forth therein;

(iii) not be subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company;

(iv) not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Entity (unless otherwise agreed to by the Nominating and Corporate Governance Committee);

(v) have demonstrated good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, investment, management and/or business experience (including with respect to real estate investment and/or theme park development), qualification and background for purposes of serving as a Director, each as determined by the Nominating and Corporate Governance Committee acting in good faith;

(vi) have demonstrated proficiency and financial literacy in the English language for purposes of serving as a Director, including with respect to the reading, comprehension and analysis of English language materials (including financial materials) furnished in advance of and in connection with meetings of the Board (and committees thereof) and the ability to participate on a conversant basis in the English language meetings of the Board (and committees thereof) and the topics covered therein, including financial discussions, each as determined by the Nominating and Corporate Governance Committee acting in good faith; and

(vii) if such ZHG Designee is an Independent ZHG Designee, meets the criteria set forth in the definition of “Independent ZHG Designee” in Article I (the requirements set forth in this Section 2.4(a), Section 2.4(b) and Section 2.4(c) being referred to, collectively, as the “Designee Qualifications”).

(b) As a condition to a ZHG Designee’s election or nomination for election and any subsequent nomination for election as a Director, such ZHG Designee shall have executed and delivered to the Company a Director Confidentiality Agreement.

(c) Each ZHG Designee, as a condition to his or her initial appointment or election to the Board and any re-nomination for election to the Board, must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith. ZHG, in its capacity as a stockholder of the Company on behalf of itself and other ZHG Entities, and each ZHG Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be or customarily provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the Exchange, in each case to substantially the same extent requested or required of other candidates for appointment or election to the Board after the date hereof.

2.5 Participation of ZHG Designees in Certain Matters; Acquisition Proposals.

(a) The Company shall promptly provide ZHG with written notice (an “Acquisition Notice”) of any written bona fide Acquisition Proposal that is received by or presented to the Board, and such Acquisition Notice need not specify the identity of the potential acquirer or any other terms of such Acquisition Proposal. From delivery of an Acquisition Notice to ZHG until ZHG delivers a ZHG Standstill Commitment to the Company or the expiration of the ten (10) Business Day period contemplated by Section 2.5(b), the Company shall provide ZHG with prior written notice of any meeting of the Board (or a committee thereof) scheduled to discuss, consider or vote upon such Acquisition Proposal at least twenty-four (24) hours before such meeting is convened.

(b) If (i) an Acquisition Notice has been delivered to ZHG and, within ten (10) Business Days thereafter, a ZHG Standstill Commitment is delivered to the Company, and (ii) any Acquisition Proposal previously made by a ZHG Entity has been withdrawn, then each Affiliated ZHG Designee shall be entitled, after but not before such ZHG Standstill Commitment has been delivered to the Company, to participate in all discussions, consideration and voting by the Board regarding, and shall be entitled to receive any materials provided to the Board relating to, the Acquisition Proposal described in such Acquisition Notice, revisions to such Acquisition Proposal and any other Acquisition Proposal solicited by or on behalf of the Board in connection with the consideration of such Acquisition Proposal or made by a third party in response to such Acquisition Proposal (collectively, the “Related Acquisition Proposals”). If a ZHG Standstill Commitment is not delivered to the Company within such ten (10) Business Day period, no Affiliated ZHG Designee shall be entitled to participate in any discussions, consideration or voting by the Board regarding, and no Affiliated ZHG Designee shall be entitled to receive any materials provided to the Board relating to, any such Acquisition Proposal or the Related Acquisition Proposals.

(c) Notwithstanding anything to the contrary in Section 2.5(b), no Affiliated ZHG Designee shall be entitled to participate in any discussions, consideration or voting by the Board regarding, and shall not be entitled to receive any Board (or committee) materials relating to, any transaction or matter that, in the good faith determination of the Board (other than the Affiliated ZHG Designees), presents an actual or potential conflict of interest for such Affiliated ZHG Designee, including, without limitation, any Acquisition Proposal involving a ZHG Entity.

(d) Each Independent ZHG Designee shall be permitted to participate in all discussions, consideration and voting by the Board regarding, and shall be entitled to receive any Board materials relating to, any Acquisition Proposal, except when such attendance or receipt of materials would present an actual or potential conflict of interest for such Independent ZHG Designee in the good faith determination of the Board (other than the Affiliated ZHG Designees and such Independent ZHG Designee).

(e) If the Board establishes a committee of the Board to consider any Acquisition Proposal, one (1) ZHG Designee, as determined by the ZHG Designator, shall be entitled to be a member of such committee; provided, that such ZHG Designee may be an Affiliated ZHG Designee only if (i) a ZHG Standstill Commitment has been delivered by ZHG to the Company in accordance with Section 2.5(b), and (ii) any Acquisition Proposal previously made by a ZHG Entity has been withdrawn; provided, further, that no ZHG Designee may serve as a member of such committee if, in the good faith determination of the Board (other than the Affiliated ZHG Designee), such service presents an actual or potential conflict of interest for such ZHG Designee.

2.6 Resignations. Notwithstanding anything to the contrary in this Agreement, if, at any time, (a) the number of ZHG Designees is greater than the number of Directors that the ZHG Designator has the right to designate pursuant to Section 2.1 or (b) any ZHG Entity breaches any of the Material Terms in any material respect and such breach continues after written notice from the Company and a thirty (30) day opportunity to cure, in each case, if requested by the Nominating and Corporate Governance Committee, the ZHG Designator shall cause, to the fullest extent permitted by applicable Law, that certain number of ZHG Designees to promptly tender his, her or their resignations from the Board and any applicable committee of the Board, such that the number of ZHG Designees serving on the Board corresponds with the number of Directors that the ZHG Designee has the right to designate pursuant to Section 2.1, or in the case where any ZHG Entity breaches any of the Material Terms in any material respect and such breach continues after written notice from the Company and a thirty (30) day opportunity to cure, such that there are no ZHG Designees serving on the Board; provided, however, that notwithstanding Section 2.1 and the foregoing provisions of this Section 2.6, if the closing of an issuance of Equity Securities of the Company (other than an issuance of New Securities in which ZHG is permitted to purchase New Securities pursuant to Section 4.2) or a Stock Acquisition causes the aggregate Total Share Ownership of the ZHG Entities, as a percentage of the total number of shares of Common Stock outstanding, to decline below a requisite percentage of the total number of shares of Common Stock outstanding such that the ZHG Designator would be required by this Section 2.6 to cause, to the fullest extent permitted by applicable Law, a ZHG Designee or ZHG Designees, as applicable, to promptly tender his, her, or their resignations from the Board, then (i) the ZHG Designator shall not be required to cause such ZHG Designee or ZHG Designees, as applicable, to promptly tender his, her, or their resignations from the Board, and (ii) the Company and the Board shall not seek or take any action to remove such ZHG Designee or ZHG Designees from the Board, in each case unless in the applicable Buy-Back Period the ZHG Entities have not made purchases of Common Stock in open market transactions, as permitted by Section 4.3(c), such that the aggregate Total Share Ownership of the ZHG Entities, as a percentage of the total number of shares of Common Stock outstanding, exceeds the applicable percentage of the total number of shares of Common Stock outstanding, such that the ZHG Designator would not be required by this Section 2.6 to cause a ZHG Designee or ZHG Designees, as applicable, to promptly tender his, or her, or their resignations from the Board. If the ZHG Designator is required to cause, to the fullest extent permitted by applicable Law, a ZHG Designee to tender his or her resignation from the Board and such ZHG Designee does not promptly tender his or her resignation from the Board, such ZHG Designee shall not thereafter be entitled to participate as a member of any committee of the Board pursuant to this Agreement.

2.7 Other ZHG Investments. For the avoidance of doubt, no investment by any ZHG Entity in any Person, including any Restricted Entity, shall, in and of itself, limit the rights of the ZHG Designator pursuant to this Article II.

ARTICLE III

VOTING MATTERS

3.1 Voting in Elections. At any meeting of stockholders of the Company involving the election of Directors (or if action is taken by written consent of stockholders of the Company in lieu of a meeting in respect of an election of Directors), the ZHG Parties shall vote, or cause to be voted (including, if applicable, by written consent), all Voting Securities Beneficially Owned by ZHG Entities (a) up to the Voting Percentage Limit, affirmatively in favor of the election of each Person nominated to serve as a Director by the Board or the Nominating and Corporate Governance Committee, and (b) in excess of the Voting Percentage Limit, at their sole discretion, either (i) affirmatively in favor of the election of each Person nominated to serve as a Director by the Board or the Nominating and Corporate Governance Committee or (ii) in the same proportion as the Voting Securities not Beneficially Owned by ZHG Entities are voted (including, if applicable, by written consent, or by voting by ballot or by submitting any alternative proxy card necessary to accomplish the proportionate voting contemplated by this subclause (ii)) affirmatively for or against, or to withhold authority with respect to, as applicable, the election of each Person nominated to serve as a Director (or, as applicable, the removal of any Director) (it being understood that the ZHG Parties must elect to vote as contemplated by subclause (i) or (ii) of this Section 3.1(b) and cannot elect not to vote or to vote in any other manner).

3.2 Voting with respect to Certain Acquisitions. At any meeting of stockholders of the Company at which an Acquisition (other than a Specified Acquisition or a ZHG Acquisition) that has been approved and recommended (and such recommendation has not been withdrawn) by the Board (and any other related matter the approval of which is required to consummate such Acquisition) is submitted to a vote of the stockholders of the Company (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the ZHG Parties shall vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by ZHG Entities in excess of the Voting Percentage Limit in the same proportion as the Voting Securities not Beneficially Owned by ZHG Entities are voted (including by written consent) for or against, or abstain with respect to, such Acquisition (and such related matter(s)). For the avoidance of doubt, in calculating the voting requirements of the ZHG Parties under this Section 3.2, all broker non-votes and all Voting Securities that are not present or represented at the applicable stockholder meeting shall not be considered. The ZHG Parties shall be free to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), in their sole discretion, all Voting Securities Beneficially Owned by ZHG Entities up to and including the Voting Percentage Limit. Nothing contained in this Section 3.2 shall restrict in any manner the voting (including by written consent) of all Voting Securities Beneficially Owned by ZHG Entities at any meeting of stockholders of the Company at which a Specified Acquisition or a ZHG Acquisition is submitted to a vote of the stockholders of the Company (or, if applicable, any action taken by written consent of the stockholders of the Company in lieu of a meeting) and the ZHG Parties shall be free to vote (including by written consent), at their sole discretion, all Voting Securities Beneficially Owned by ZHG Entities against any Specified Acquisition and for any ZHG Acquisition.

3.3 Voting with respect to Other Matters. At any meeting of stockholders of the Company at which any matter, other than an Other Specified Matter or a matter that is subject to Section 3.1 or Section 3.2, is submitted to a vote of the stockholders of the Company (or if action is taken with respect thereto by written consent of stockholders in lieu of a meeting), the ZHG Parties shall vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by ZHG Entities in excess of the Voting Percentage Limit in the same proportion as the Voting Securities not Beneficially Owned by ZHG Entities are voted (including by written consent) for or against, or abstain with respect to, each such matter. Each ZHG Party shall be free to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), in their sole discretion, all Voting Securities Beneficially Owned by ZHG Entities up to and including the Voting Percentage Limit for or against, or to abstain from voting on, each such matter.

3.4 Quorum. At each meeting of stockholders, the ZHG Entities shall cause all of the Voting Securities Beneficially Owned by ZHG Entities to be present in person or by proxy for quorum purposes.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Transfer Restrictions.

(a) During the Restricted Period, no ZHG Party shall Transfer any shares of Common Stock, other than pursuant to a Permitted Transfer.

(b) “Permitted Transfer” means:

(i) a Transfer that has been approved in advance by a majority of the disinterested members of the Board or a duly-authorized committee thereof;

(ii) a Transfer to another ZHG Party;

(iii) a Transfer to any ZHG Entity that is not a Restricted Entity and not a ZHG Party (any such ZHG Entity, an “ZHG Permitted Transferee”), if such ZHG Permitted Transferee shall have agreed in writing to be bound to the same extent as ZHG by the obligations of this Agreement by executing a joinder agreement substantially in the form attached as Exhibit C to this Agreement;

(iv) a Transfer in connection with any Acquisition approved by the Board or a duly-authorized committee thereof (including if the Board or such committee (A) recommends that the Company’s stockholders tender in response to a tender or exchange offer that, if consummated, would constitute an Acquisition, or (B) does not recommend that the Company’s stockholders reject any such tender or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act);

(v) a Transfer that constitutes a tender into a tender or exchange offer commenced by the Company or any of its Affiliates; or

(vi) a Transfer in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; provided, that (A) such financial institution either shall not be Controlled by any Governmental Authority at the time of such Transfer or, if such financial institution is Controlled by a Governmental Authority at the time of such Transfer, such financial institution shall either (x) be included on The Banker’s most recently issued Top 1000 World Banks ranking or (y) have common equity securities listed on a globally recognized stock exchange, and (B) as a condition to such financial institution’s ability to take ownership of any shares of Common Stock in connection with enforcement under any such loan or debt transaction, such financial institution or its assignee (as applicable) shall agree to comply with the restrictions in this Section 4.1 with respect to such shares of Common Stock (it being acknowledged and agreed that such financial institution or its assignee shall inure to the rights of ZHG under the Registration Rights Agreement with respect to such shares of Common Stock).

(c) Following the Restricted Period, each ZHG Party shall be free to Transfer any shares of Common Stock; provided, that (i) with respect to any Transfer, other than a Permitted Transfer or an underwritten public offering or an underwritten block trade, the ZHG Parties shall not Transfer any shares of Common Stock to (A) any Restricted Entity or (B) any Person or Group known to such ZHG Party (or to the broker in an ordinary course brokerage transaction) to be a 5% Stockholder or that would become the Beneficial Owner of five percent (5%) or more of the total outstanding Common Stock as a result of the Transfer, (ii) with respect to any Transfer, other than a Permitted Transfer, that is an underwritten public offering or an underwritten block trade, such ZHG Party shall instruct the managing underwriter(s) or broker(s) not to Transfer any shares of Common Stock to any Person or Group that is a 5% Stockholder or that would become the Beneficial Owner of five percent (5%) or more of the total outstanding Common Stock as a result of the Transfer (unless, in each case, the identity of the Person purchasing the shares of Common Stock is not known to the managing underwriter(s) or broker(s)) and (iii) with respect to a Transfer, other than a Permitted Transfer, that is an underwritten block trade, such ZHG Party shall instruct the broker(s) not to Transfer any shares of Common Stock to a Restricted Entity (unless the identity of the Person purchasing the shares of Common Stock is not known to such ZHG Party or broker(s)). For purposes of this Section 4.1(c), the total number of shares of Common Stock outstanding at any time shall be the number specified in the most recent SEC filing of the Company disclosing the total number of shares of Common Stock outstanding.

(d) Any Transfer or attempted Transfer of Equity Securities of the Company in violation of this Section 4.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.

(e) Following any Transfer by a ZHG Party contemplated by Section 4.1(b)(vi), ZHG shall (i) promptly notify the Company in writing upon receipt of any notice of acceleration or foreclosure from a financial institution under the applicable loan or debt transaction, and

(ii) reimburse any reasonable costs and expenses incurred by the Company in connection with (x) the establishment of such mortgage, encumbrance or pledge or (y) any Transfer of shares of Common Stock to such financial institution in connection with such event of acceleration or foreclosure.

(f) The Company shall use reasonable efforts to have the shares of Common Stock purchased pursuant to the Stock Purchase Agreement registered directly on the books and records of the transfer agent in the name of the applicable ZHG Party and maintained in book entries directly on the books and records of the transfer agent in the name of the applicable ZHG Party. Any certificates for shares of Common Stock held by a ZHG Party as of the Closing Date shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT DATED AS OF March 24, 2017, AMONG SEAWORLD ENTERTAINMENT, INC., SUN WISE (UK) CO., LTD AND, SOLELY FOR PURPOSES OF SECTION 4.3 THEREOF, ZHONGHONG ZHUOYE GROUP CO., LTD., AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

Notwithstanding the foregoing, upon the request of the applicable ZHG Party, (i) in connection with any Transfer of Common Stock Transferred in accordance with the terms of this Agreement (other than Section 4.1(b)(ii) and Section 4.1(b)(iii)), the Company shall promptly cause the second paragraph of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) may be lifted in connection with the Transfer of Common Stock, the Company shall promptly cause the first paragraph of the legend (or notation) to be removed from any Common Stock to be Transferred in accordance with the terms of this Agreement, and (iii) to the extent the first and second paragraph of the legend (or notation) would be removed pursuant to this paragraph in connection with any Transfer of Common Stock, the Company shall use reasonable efforts to cause such Common Stock to be registered in the name of The Depository Trust Company’s nominee.

4.2 Right of First Refusal.

(a) If the Company, at any time or from time to time following the Closing, proposes to issue (a “New Issuance”) any New Securities, for cash in an offering that is not an underwritten public offering or an offering pursuant to Rule 144A (or a successor rule) under the Securities Act (any such offering, a “Private Placement”), the Company shall provide ZHG with written notice (an “Issuance Notice”) of such New Issuance at least thirty (30) days prior to the issuance of such New Securities. The Issuance Notice shall set forth the material terms and conditions of the New Issuance, including (i) the proposed number of New Securities if known or, if not known, an estimate thereof, (ii) a description of the New Securities and proposed manner of sale, (iii) the purchase price per New Security (or conversion price or premium in the event of an offering of convertible debt) (the “Per Security Offering Price”) if known or, if not known, an estimate thereof, and (iv) the proposed issuance date if known or, if not known, an estimate thereof. ZHG shall be entitled to purchase (either directly or through any other ZHG Parties or any of ZHG’s Controlled Affiliates that are ZHG Permitted Transferees), at the Per Security Offering Price and on the other terms and conditions specified in the Issuance Notice, up to the number of such New Securities that would result in the aggregate Total Share Ownership of the ZHG Entities, as a percentage of the total number of outstanding shares of Common Stock immediately following such New Issuance being equal to the aggregate Total Share Ownership of the ZHG Entities, as a percentage of the total number of outstanding shares of Common Stock immediately prior to such New Issuance, provided that for this purpose such percentage shall not exceed the Maximum Ownership Percentage. Notwithstanding the foregoing, the number of New Securities that ZHG (directly or through any other ZHG Parties or their Controlled Affiliates that are ZHG Permitted Transferees) shall be entitled to purchase pursuant to this Section 4.2 with respect to any New Issuance shall be limited to the maximum amount that may be issued by the Company to ZHG (directly or through any other ZHG Parties or their Controlled Affiliates that are ZHG Permitted Transferees) without requiring approval of such issuance by the stockholders of the Company under the rules of the Exchange, as determined in good faith by the Company (which such determination shall be binding on the parties).

(b) ZHG may exercise its rights under this Section 4.2 by delivering written notice of its election to purchase (either directly or through any other ZHG Parties or any of ZHG’s Controlled Affiliates that are ZHG Permitted Transferees) such New Securities to the Company within ten (10) days after receipt of the Issuance Notice, which notice shall specify the number of New Securities requested to be purchased by ZHG. Delivery of such notice shall constitute a binding commitment of ZHG to purchase (either directly or through any other ZHG Parties or any of ZHG’s Controlled Affiliates that are ZHG Permitted Transferees) the amount of New Securities so specified at the Per Security Offering Price and on the terms and conditions specified in the Issuance Notice. If, at the termination of such ten (10) day period, ZHG has not exercised its right to purchase any such New Securities, ZHG shall be deemed to have waived its rights under this Section 4.2 with respect to, and only with respect to, the purchase of the New Securities specified in the applicable Issuance Notice.

(c) The closing of any sale of New Securities to ZHG, any other ZHG Parties or any of ZHG’s Controlled Affiliates that are ZHG Permitted Transferees pursuant to this Section 4.2 shall take place concurrently with the consummation of the sale of the New Securities on the terms set forth in the Issuance Notice to all other Persons purchasing such New Securities (the “New Issuance Closing”).

(d) If the Company issues, at the New Issuance Closing, less than all of the New Securities described in the Issuance Notice, then the number of New Securities that ZHG (and any other ZHG Parties and any of ZHG’s Controlled Affiliates that are ZHG Permitted Transferees) shall be entitled to purchase in connection with such New Issuance pursuant to this Section 4.2 shall be reduced proportionately and ZHG’s notice delivered pursuant to Section 4.2(b) shall be deemed amended to reflect such reduction. If the number of New Securities is reduced as contemplated by this Section 4.2(d), the Company shall not issue or sell the remainder of the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2.

(e) If the New Issuance Closing (other than any over-allotment closing) does not occur within ninety (90) days after the date of the Issuance Notice, the Company shall not issue or sell the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2.

(f) ZHG (or any other ZHG Parties or any of ZHG’s Controlled Affiliates that are ZHG Permitted Transferees) shall, prior to the closing of any Private Placement in which any of them has elected to purchase New Securities pursuant to this Section 4.2, execute and deliver all such documents and instruments as are customarily required in connection with such an offering or are reasonably requested by the Company, including, without limitation, customary investment representations and representations as to its status as the type of offeree to whom a private sale may be made pursuant to the Securities Act, and any failure to deliver or enter into any such documents and instruments at or prior to such closing shall constitute a waiver of the right of first refusal set forth in this Section 4.2 with respect to such New Issuance.

(g) Notwithstanding the foregoing provisions of this Section 4.2, this Section 4.2 shall not apply and the ZHG Entities shall have no rights under this Section 4.2 if, at any time, any ZHG Entity breaches any of the Material Terms in any material respect and such breach continues after written notice from the Company and a thirty (30) day opportunity to cure.

4.3 Standstill.

(a) Subject to Section 4.3(b) and Section 4.3(c), on and after the Closing, ZHG Group and the ZHG Parties shall not, shall cause their respective Affiliates not to, and shall cause the representatives of ZHG Group, the ZHG Parties and their respective Affiliates acting at their direction not to, in any manner, directly or indirectly, without the prior written consent of, or waiver by, the Company:

(i) acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Equity Securities of the Company (including any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such Equity Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)) other than: (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; (B) pursuant to Section 4.1(b)(ii), Section 4.1(b)(iii), Section 4.2 or Section 4.3(c) or (C) a Transfer between ZHG Parties; provided, that no ZHG Party shall be in breach of this Section 4.3(a)(i) as a result of the acquisition by any ZHG Designee of any Equity Securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any ZHG Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any ZHG Designee;

(ii) make any public announcement or public offer with respect to any merger, business combination, recapitalization, reorganization, restructuring, liquidation, change of control or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is approved or affirmatively recommended by the Board);

(iii) make, knowingly encourage or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any Voting Securities, or seek to advise or influence any Person with respect to the voting of, any Voting Securities (other than, in each case, in a manner that is consistent with the Board’s recommendation in connection with a matter);

(iv) seek election to, or seek to place a representative on, the Board or removal of any member of the Board or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company (other than (A) with respect to the election or removal of a ZHG Designee or (B) to vote in accordance with the requirements of Article III);

(v) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(vi) form, join or in any way participate in a Group with respect to Equity Securities (other than a Group consisting solely of ZHG Parties);

(vii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company (for the avoidance of doubt, excluding any such act in their capacity as a commercial counterparty, customer, supplier, industry participant or the like);

(viii) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;

(ix) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing activities;

(x) arrange, or in any way provide, directly or indirectly, any financing for the purchase by any Person or Group of any Equity Securities or assets of the Company, other than financing for (A) the purchase of assets then being offered for sale by the Company and approved by the disinterested Directors, (B) the Transfer of any shares of Common Stock to a ZHG Party or a ZHG Permitted Transferee, (C) purchases of any Equity Securities of the Company by a ZHG Entity that are permitted by this Agreement and (D) a ZHG Acquisition.

(xi) take any action that ZHG Group or a ZHG Party knows, or would reasonably be expected to know, after consultation with outside legal counsel, would require the Company to make a public announcement regarding the possibility of an Acquisition; or

(xii) contest the validity of this Section 4.3(a) or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein, it being understood and agreed that (A) without prejudice to Section 2.5, this Section 4.3 shall not limit (x) the activities of any ZHG Designee taken in good faith in his or her capacity as a Director or (y) the participation of any ZHG Designee in any Board (or committee of the Board, as applicable) discussions, deliberations, negotiations or determinations, and (B) ZHG and ZHG Group shall be responsible for any breach of this Section 4.3 caused by any action taken by any ZHG Entity or by a representative of a ZHG Entity acting at the direction of any ZHG Entity.

(b) Notwithstanding anything to the contrary in Section 4.3(a), on and after the date hereof, other than during any Standstill Commitment Period, no ZHG Party shall be prohibited or restricted from: (i) initiating and engaging in private discussions with, and/or making and submitting to, the Company and/or the Board a non-public, confidential Acquisition Proposal so long as such ZHG Party does not know, and would not be reasonably expected to know, after consultation with outside legal counsel, that such actions would be reasonably likely to require ZHG, the Company or any other Person to make a public announcement regarding such Acquisition Proposal; or (ii) from and after a public announcement of a definitive agreement with respect to an Acquisition entered into between the Company and any Person other than a ZHG Entity and until the earlier of (A) the closing of such Acquisition and (B) thirty (30) days after the termination of such definitive agreement, notwithstanding any ZHG Standstill Commitment, making and submitting to the Company, the Board, and/or the Company’s stockholders, an alternative Acquisition Proposal on a publicly disclosed and announced basis for all outstanding shares of Common Stock, which, if a tender or exchange offer, shall be on the same terms for all such shares and include a non-waivable condition that a majority of outstanding shares of Common Stock not Beneficially Owned by any ZHG Entity are tendered into such offer. For the avoidance of doubt, Section 3.2, Section 4.3(a) and Section 4.6 shall continue to apply except to the extent such provisions would prevent a ZHG Party from taking the actions expressly permitted by Section 4.3(b)(i) or Section 4.3(b)(ii).

(c) Notwithstanding anything to the contrary in Section 4.3(a), ZHG may (directly or through any other ZHG Parties or any of their respective Controlled Affiliates that are ZHG Permitted Transferees), at any time and from time to time, purchase shares of Common Stock in open market transactions in an amount that, when aggregated with the number of shares of

Common Stock then Beneficially Owned by all ZHG Entities, would not then exceed a percentage of the shares of Common Stock outstanding at such time equal to the lower of (i) twenty four and nine-tenths percent (24.9%) and (ii) the Adjusted Ownership Percentage (such lower percentage, the “Maximum Ownership Percentage”). The “Adjusted Ownership Percentage” shall initially be equal to twenty four and nine-tenths percent (24.9%) and, upon each Transfer of shares of Common Stock by a ZHG Entity that (A) is to a Person other than another ZHG Entity and (B) occurs when the aggregate Total Share Ownership of the ZHG Entities, as a percentage of the total number of outstanding shares of Common Stock is less than or equal to twenty four and nine-tenths percent (24.9%) or causes such percentage to be less than twenty four and nine-tenths percent (24.9%), shall be reduced by a percentage (the “Reduction Percentage”) equal to the percentage of the total number of outstanding shares of Common Stock that such Transfer of shares of Common Stock constituted, but in no event shall a Reduction Percentage be greater than the difference between twenty four and nine-tenths percent (24.9%) and the aggregate Total Share Ownership of the ZHG Entities, as a percentage of the total number of outstanding shares of Common Stock, following such Transfer. For purposes of this Section 4.3(c), the total number of shares of Common Stock outstanding at any time shall be the number specified in the latest of (i) the most recent SEC filing of the Company disclosing the total number of shares of Common Stock outstanding or (ii) a written notice from the Company, which will be provided to ZHG as soon as reasonably practicable upon a written request therefor from ZHG following any New Issuance or Stock Acquisition.

4.4 Information and Access Rights. The books and records of the Company shall be available for inspection by the ZHG Parties at the principal place of business of the Company. The Company shall, and shall cause its Subsidiaries to, (i) afford the ZHG Parties and their respective agents access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices and other facilities and to all of its books and records, (ii) afford the ZHG Parties and their respective agents with the opportunity to consult with its officers from time to time as the ZHG Parties may reasonably request regarding the affairs, finances and accounts of the Company and its Subsidiaries, (iii) to the extent otherwise prepared by the Company, provide annual operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries and (iv) subject to applicable Law, provide any additional information regarding the affairs, finances and accounts of the Company and its Subsidiaries that is reasonably requested by the ZHG Parties from time to time (it being acknowledged that the Company may reasonably withhold information that constitutes a trade secret or other competitively sensitive intellectual property or is subject to attorney-client privilege). ZHG hereby agrees that, notwithstanding any other provision of this Agreement to the contrary, ZHG and its Affiliates shall be provided confidential information in accordance with and subject to the terms of a Confidentiality Agreement in the form attached hereto as Exhibit D, which such Confidentiality Agreement shall be executed and delivered concurrently with the Closing (the “Confidentiality Agreement”).

4.5 Cooperation. Following the Closing, the Company and ZHG shall, from time to time, engage in good faith discussions regarding strategic cooperation that may be mutually beneficial to such parties.

4.6 Tender of Shares in Certain Acquisitions. If, at any time when (i) ZHG Entities Beneficially Own Voting Securities in excess of the Voting Percentage Limit, and (ii) any Acquisition (other than a Specified Acquisition) by a Person other than a ZHG Entity is to be effected by means of a tender or exchange offer that has been approved and recommended (and such recommendation has not been withdrawn) by the Board, the ZHG Parties shall tender into such offer, prior to any expiration thereof (as such offer may be extended from time to time), all the shares of Common Stock Beneficially Owned by ZHG Entities in excess of the Voting Percentage Limit in the same proportion as the shares of Common Stock not Beneficially Owned by ZHG Entities are so tendered. Such tender by the ZHG Parties shall be made within twelve (12) hours of notification from any depositary for such tender or exchange offer of the percentage of Voting Securities Beneficially Owned by holders other than ZHG Entities then received by such depositary. The ZHG Parties shall be free, in their sole discretion, to tender or not tender into such offer, any and all shares of Common Stock Beneficially Owned by ZHG Entities up to and including the Voting Percentage Limit.

4.7 Public Announcements. The initial press release with respect to this Agreement shall be a joint press release to be reasonably agreed upon by ZHG and the Company. Thereafter, ZHG and the Company shall consult with each other before issuing any press release, or other public announcement with respect to this Agreement or the matters contemplated hereby and, except in respect of any such press release or other public announcement as may be required by applicable Law or any applicable rule of any securities exchange or association, shall not issue any such press release or other public announcement prior to such consultation. ZHG Group and the ZHG Parties shall not, shall cause their respective Affiliates not to, and shall cause the representatives of ZHG Group, the ZHG Parties and their respective Affiliates acting at their direction not to, in any manner, disparage or cause to be disparaged the Company or its Affiliates or any of its or their respective current or former directors or executive officers, and the Company shall not, shall cause its Affiliates not to, and shall cause its representatives and the representatives of its Affiliates acting at their direction not to, in any manner disparage or cause to be disparaged any of the ZHG Parties, the ZHG Group, or any of their respective Affiliates, or any of its or their respective current or former directors, managers or executive officers,

4.8 Corporate Opportunities. On or before the Closing, the Company and the Board (or a duly authorized committee thereof) shall, in compliance with applicable Law, take all actions necessary to duly adopt the resolutions substantially as set forth in Exhibit E to this Agreement and such resolutions shall remain in effect until the later of (i) termination of this Agreement, or (ii) no ZHG Designee is a member of the Board.

4.9 Translator. The individuals nominated by the ZHG Designator pursuant to Section 2.1(a) and any ZHG Designees who reasonably require a translator to facilitate participation in the meetings of the Board (or a committee thereof), shall be permitted to attend any meetings of the Board (or a committee thereof) or any other meetings with representatives of the Company (including, without limitation, any interviews pursuant to Section 2.4(c)), whether in person, by telephone or otherwise, with such translator; provided, that (a) such translator shall have previously executed a standard from of confidentiality agreement with the Company, (b) such translator shall be at the sole cost and expense of the ZHG Entities, (c) such translation shall be conducted only on a simultaneous basis (also referred to as “U.N.-style”) and (d) such translation shall otherwise be conducted in a manner that is not disruptive to the proceedings of the Board (and the committees thereof), as determined by the Nominating and Governance Committee acting in good faith. For the avoidance of doubt, (i) all meetings of the Board (and the committees thereof) shall be conducted in the English language and (ii) the Nominating and Governance Committee shall have the right to exclude the translator from any and all meetings of the Board (or any committee thereof) if the Nominating and Corporate Governance Committee determines, acting in good faith, that such translation is or will be disruptive to the proceedings of the Board (and the committees thereof).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to ZHG as follows as of the Closing:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) the organizational documents of the Company, or (z) any contract or agreement to which the Company is a party.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by ZHG, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d) The Board (or a duly authorized committee thereof) has taken all action necessary to approve the transactions contemplated by the Stock Purchase Agreement and any other action which may be necessary, in compliance with applicable Law, to render inapplicable to ZHG and, to the fullest extent permitted by Law, any other ZHG Party the restrictions on “business combinations” set forth in the Company Charter. No “business combination”, “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder,” or similar Law is applicable to the Stock Purchase Agreement or the transactions contemplated thereby, including but not limited to Section 203 of the Delaware General Corporation Law.

5.2 Representations and Warranties of ZHG. ZHG hereby represents and warrants to the Company as follows as of the Closing:

(a) ZHG is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. ZHG has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by ZHG of this Agreement and the performance by ZHG of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) its organizational documents, or (z) any contract or agreement to which it is a party.

(c) The execution and delivery by ZHG of this Agreement and the performance by ZHG of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly executed and delivered by ZHG and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of ZHG, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3 No Other Representations or Warranties. Each of ZHG and the Company hereby acknowledges and agrees that (a) except for the express representations and warranties set forth in this Article V, neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby and thereby, and (b) neither party hereto has relied on the accuracy or completeness of any information furnished by the other party hereto or any Person acting on its behalf in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby and thereby.

ARTICLE VI

GENERAL PROVISIONS

6.1 Termination. Unless otherwise specified herein, this Agreement shall automatically terminate on the earlier to occur of (a) the date on which the aggregate Total Share Ownership of the ZHG Entities is less than five percent (5%) of the total number of shares of Common Stock outstanding as of such date and (b) the termination of the Stock Purchase Agreement prior to the Closing in accordance with its terms; provided, that Section 2.6 shall survive the termination of this Agreement indefinitely.

6.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) two (2) Business Days after being sent, if sent by internationally recognized overnight courier, or (c) when sent, if transmitted by facsimile (which such facsimile shall be confirmed within 24 hours thereafter in a manner provided in clause (a) or (b)), in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by prior written notice from such party):

if to the Company:

SeaWorld Entertainment, Inc.

9205 South Park Center Loop, Suite 400

Orlando, FL 32819

USA

Attention: General Counsel

Fax:          +1 (407) 226-5039

with a copy (not constituting notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

USA

Attention: Cathy A. Birkeland

                 Bradley C. Faris

Fax:          +1 (312) 993-9767

if to ZHG:

c/o Zhonghong Zhuoye Group Co., Ltd.

Building No. 8, Eastern International, No. 1

Ciyunsi, Chaoyang District

Beijing, Peoples Republic of China 100025

Attention: Yu Ting

Fax:          +(0086) 010-85356993

with a copy (not constituting notice) to:

Paul Hastings LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90071

Attention: Robert A. Miller, Jr.

Fax:          +1 (213) 996-3254

6.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified, and the observance of any term hereof may be waived, only by a written instrument executed by (i) the Company and (ii) the ZHG Designator. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 6.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such party, successor or permitted assign entered into or approved such amendment, supplement or modification.

6.4 Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

6.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any ZHG Party to any ZHG Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit C to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.

6.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

6.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, each of the parties hereto, by execution and delivery of this Agreement, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 6.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

6.10 Entire Agreement. This Agreement, the Confidentiality Agreement and any Director Confidentiality Agreement with a ZHG Designee set forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein or in the Confidentiality Agreement or any such Director Confidentiality Agreement. This Agreement, the Confidentiality Agreement and any such Director Confidentiality Agreement supersede all other prior agreements and understandings between the parties with respect to such subject matter, other than, with respect to the confidentiality and non-use restrictions set forth in (a) that certain letter agreement regarding confidentiality, dated February 17, 2017, by and between the Company and ZHG Group with respect to information disclosed thereunder prior to the Closing, but only to the extent such information is not otherwise subject to the confidentiality and non-use restrictions set forth in the Confidentiality Agreement or Director Confidentiality Agreement, and (b) that certain confidentiality agreement, dated October 27, 2016, by and between the Company and ZHG Group with respect to information disclosed thereunder prior to the date hereof, but only to the extent such information is not otherwise subject to the confidentiality and non-use restrictions set forth in the Confidentiality Agreement or Director Confidentiality Agreement (it being understood that, in each case, such letter agreement and confidentiality agreement shall remain in full force and effect in accordance with their respective terms with respect to the confidentiality and non-use restrictions set forth therein with respect to such information disclosed thereunder prior to the Closing or the date hereof, as applicable).

6.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

6.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

6.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

6.14 Effectiveness of this Agreement. This Agreement shall become automatically effective upon the Closing, without the requirement of any further action by any Person, and until the Closing (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SEAWORLD ENTERTAINMENT, INC.

By:	/s/ Joel K. Manby
Name:	Joel K. Manby
Title:	Chief Executive Officer and President

SUN WISE (UK) CO., LTD

By:	/s/ Yongli Wang
Name:	Yongli Wang
Title:	Director

ZHONGHONG ZHUOYE GROUP CO., LTD.
(solely for purposes of Section 4.3)

By:	/s/ Yongli Wang
Name:	Yongli Wang
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]